EXHIBIT 99.1

Contacts:	Investors:
Michael Dale, President/CEO 763-553-7736 Michael Kramer, CFO 763-557-2222	Parice Halbert, CFA Westwicke Partners, LLC 443-213-0500

ATS Medical Announces Preliminary Fourth Quarter 2009 Results
Company Announces Restructuring Charge
Issues Preliminary 2010 Revenue Guidance

MINNEAPOLIS, MN, January 11, 2010 — ATS Medical, Inc. (NASDAQ: ATSI), manufacturer and marketer of state-of-the-art cardiac surgery products and services today announced preliminary fourth quarter 2009 revenue and net loss figures in advance of a presentation by ATS Medical’s President and Chief Executive Officer, Michael Dale, at the 28th Annual J.P. Morgan Healthcare Conference on Wednesday, January 13, 2010, in San Francisco, CA, at 8 a.m. Pacific Time (11:00 a.m. Eastern Time).

ATS Medical announced that it expects fourth quarter 2009 revenues in the range of $18.4 to $18.8 million, compared to revenue of $18.0 million in the fourth quarter of 2008, which represents growth of approximately 2 to 4%. Preliminary annual revenue is estimated at approximately $75.4 to $75.8 million, an increase of approximately 15% versus 2008, compared to prior guidance for 2009 of $77.0 to $79.0 million. The shortfall from guidance was primarily related to a slowdown in growth of the Company’s worldwide mechanical valve business and lower than planned growth for the Company’s surgical ablation business within the United States. The Company’s tissue valve business posted strong growth during the quarter. The Company’s fiscal fourth quarter 2009 growth rate was also negatively impacted by four fewer selling days within the quarter compared to the fourth quarter of 2008.

Additionally, the Company announced it expects to recognize a restructuring charge in the fourth quarter of approximately $1.0 to $1.5 million related to its international organization. The Company also expects to generate an operating loss and net loss for the fourth quarter and full year of 2009 both on an as reported and as adjusted basis. This compares to previous guidance of positive operating profit for the quarter and year and near breakeven to slightly positive net income for the quarter.

Commenting on the announcement, Michael Dale, President and CEO of ATS Medical, said, “In the fourth quarter we experienced an unexpected slowdown in growth for our legacy businesses, namely mechanical heart valves and CryoMaze surgical ablation products. We continue to believe these products present growth opportunities and we are keenly focused on the market development activities required to recapture momentum. Regarding our tissue valve platform, we’ve made encouraging progress in the fourth quarter with our ongoing launch in the U.S. of our ATS 3f Aortic Bioprosthesis tissue valve and remain very excited by our progress with our sutureless heart valve platforms.”

The Company also announced that its preliminary revenue growth expectation for 2010 is in the range of 8% to 10%.

“While we acknowledge that our 2010 revenue growth guidance is expected to be below rates of the last few years, we are projecting that our growth will begin to re-accelerate in the latter half of 2010 as we expand the rollout of our ATS 3f Enable sutureless valve in international markets,” commented Mr. Dale. “We believe our Enable valve with both its minimally invasive surgical and transcatheter beating heart delivery methods holds tremendous potential for our participation in the largest and fastest growing market opportunities within structural heart disease.”

Interested parties are invited to listen to a live audio webcast of ATS Medical’s Investor Presentation at the J.P. Morgan Conference which can be accessed on the investor section of the Company’s website at www.atsmedical.com/investor. An archive of the presentation will be available on the website for replay following the conference.

The Company will discuss full results of the fourth quarter and full year 2009 and detailed guidance for 2010 on its fourth quarter results conference call the date of which will be announced in mid-February.

About ATS Medical

ATS Medical, Inc. is dedicated to ‘Advancing The Standards’ of cardiac surgery through the development, manufacturing and marketing of innovative products and services for the treatment of structural heart disease. ATS Medical serves the cardiac surgery community by focusing on two distinct but operationally synergistic market segments: heart valve disease therapy and surgical ablation of cardiac arrhythmias.

ATS was originally founded to develop the ATS Open Pivot® Heart Valve as a new mechanical heart valve standard of care. Today the ATS Open Pivot Heart Valve is the preferred mechanical heart valve in many markets around the world and the fastest growing mechanical prosthesis in the market. Building on this legacy and addressing the largest market segment in heart valve therapy, the ATS 3f® brand encompasses an innovative tissue heart valve portfolio to address conventional open surgery requirements as well as the growing demand for less invasive sutureless based procedures. The ATS 3f® portfolio includes offerings at various stages including early product development, pivotal clinical trials, and market commercialization. Completing the portfolio in heart valve therapy is the ATS Simulus® annuloplasty product line. Simulus products assist the surgeon in repairing a patient’s native heart valve as an alternative to replacement. Continuing ATS Medical’s focus on serving the cardiac surgery community are the ATS CryoMaze® products for surgical cryoablation of cardiac arrhythmias. ATS CryoMaze® products are used by surgeons to treat patients suffering from cardiac arrhythmias, the largest and fastest growing form of structural heart disease in populations over 60 years of age. The ATS Medical web site is http://www.atsmedical.com.

Cautionary Statements

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors, including the results of clinical trials, the timing of regulatory approvals, the impact of pending healthcare reforms, regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008 and its most recent quarterly report on Form 10-Q.

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